Exhibit 99.1

Vera Bradley Announces Fiscal 2012 First Quarter Financial Results

FORT WAYNE, Ind., June 1, 2011 (GLOBE NEWSWIRE) — Vera Bradley, Inc. (Nasdaq: VRA) today announced its financial results for the fiscal 2012 first quarter ended April 30, 2011.

First Quarter Highlights

•	Net revenues increased 19% to $101.4 million, with Indirect net revenues increasing 6% and Direct net revenues rising 43%, including an increase of 22.1% in comparable-store sales.

•	Operating income grew 10% to $19.1 million, or 18.8% of net revenues, compared to $17.3 million, or 20.4% of net revenues, in the first quarter of fiscal 2011.

•

On a GAAP basis, diluted EPS was $0.28 for the quarter, compared to $0.47 for the same quarter of fiscal 2011. Adjusted for income taxes and an increase in the number of common shares outstanding, diluted EPS was $0.25 for the first quarter of fiscal 2011.

“Fiscal 2012 is off to a solid start as we continue to experience strong sales momentum across all of our channels and execute key components of our business plan,” said Michael C. Ray, Vera Bradley’s Chief Executive Officer. “Our performance reflects significant demand for Vera Bradley as we expand our product offerings and increase our presence in underpenetrated markets. In addition, we have some exciting new initiatives underway, including the introduction of our brand in Japan and our initial entry into the department store channel. Our success is a tribute to our brand, our talented team, and our retail partners, and we remain very optimistic about the long-term prospects for our company.”

First Quarter Results

Vera Bradley reported net revenues of $101.4 million for the first quarter, compared to $85.0 million in the same period of the prior year, an increase of $16.4 million, or 19%. By segment, Indirect net revenues increased 6% to $57.3 million, and Direct net revenues increased 43% to $44.1 million, with comparable-store sales increasing 22.1%. For the first quarter, gross profit rose 16% to $56.4 million, and gross margin was 55.7%, compared to 57.4% in the first quarter of fiscal 2011.

Operating income increased 10% to $19.1 million, or 18.8% of net revenues, in the first quarter, compared to operating income of $17.3 million, or 20.4% of net revenues, in the first quarter of fiscal 2011.

On a GAAP basis, net income for the quarter was $11.2 million, or $0.28 per diluted share, compared to $16.8 million, or $0.47 per diluted share, in the comparable prior-year period. After adjusting the first quarter of fiscal 2011 for income taxes (at an assumed rate of 40%) and an increase in the number of common shares outstanding, net income for the first quarter of fiscal 2012 increased 10% to $11.2 million, or $0.28 per diluted share, from $10.2 million, or $0.25 per diluted share, in the same period a year ago.

Outlook

For the second quarter of fiscal 2012, the Company expects net revenues in the range of $95 million to $98 million and diluted earnings per share in the range of $0.27 to $0.29, based on diluted weighted-average shares outstanding of 40.5 million.

For fiscal 2012, the Company now expects net revenues in the range of $430 million to $435 million and diluted earnings per share in the range of $1.27 to $1.30, based on diluted weighted-average shares outstanding of 40.6 million.

Call Information

A conference call to discuss fiscal 2012 first quarter results and the Company’s outlook for the remainder of fiscal 2012 is scheduled for today, June 1, 2011, at 4:30 PM Eastern Time. A broadcast of the call will be available on the Company’s website, www.verabradley.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available until June 15, 2011. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 6133650.

About Vera Bradley, Inc.

Friends Barbara Bradley Baekgaard and Patricia R. Miller founded Vera Bradley in 1982. Today, Vera Bradley is sold through 3,300 specialty stores as well as 45 Vera Bradley stores nationwide. Vera Bradley handbags, accessories, and paper & gift and travel items have recently been spotted on Desperate Housewives, Brothers and Sisters, Entourage, and Modern Family, and in over 20 feature-length films. Visit www.verabradley.com for a store near you or to learn more.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; and possible inability to sustain levels of comparable-store sales. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended January 29, 2011. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

Contact

Investor Relations:

ICR, Inc.

Joseph Teklits

Jean Fontana

Jean.fontana@icrinc.com

203-682-8200

Public Relations:

877-708-VERA (8372)

Mediacontact@verabradley.com

Vera Bradley, Inc.

Consolidated Balance Sheets

($ in thousands)

(unaudited)

	April 30, 2011	January 29, 2011	May 1, 2010
Assets
Current assets:
Cash and cash equivalents	$4,318	$13,953	$1,350
Accounts receivable, net	35,467	34,300	37,640
Inventories	101,913	96,717	72,758
Other current assets	6,800	6,754	4,826
Deferred income taxes	9,191	8,743	—

Total current assets	157,689	160,467	116,574

Property, plant, and equipment, net	43,554	42,984	40,181
Restricted cash	—	—	1,500
Other assets	2,651	2,588	1,543

Total assets	$203,894	$206,039	$159,798

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$29,938	$30,012	$21,599
Distributions payable	—	—	1,091
Accrued employment costs	8,914	17,892	8,065
Other accrued liabilities	11,933	10,551	11,192
Income taxes payable	7,408	10,010	—
Current portion of long-term debt	85	83	5,022

Total current liabilities	58,278	68,548	46,969

Long-term debt	61,912	66,934	29,858
Deferred income taxes	3,615	3,300	—
Other long-term liabilities	4,247	2,935	1,585

Total liabilities	128,052	141,717	78,412

Shareholders’ equity:
Common stock	—	—	1
Additional paid-in capital	72,219	71,923	—
Retained earnings (accumulated deficit)	3,623	(7,601)	81,385

Total shareholders’ equity	75,842	64,322	81,386

Total liabilities and shareholders’ equity	$203,894	$206,039	$159,798

Vera Bradley, Inc.

Consolidated Statements of Income

($ in thousands, except per share amounts)

(unaudited)

	Thirteen Weeks Ended
	April 30, 2011	May 1, 2010

Net revenues	$101,390	$85,002
Cost of sales	44,946	36,189

Gross profit	56,444	48,813
Selling, general, and administrative expenses	39,989	33,888
Other income	2,605	2,376

Operating income	19,060	17,301
Interest expense, net	316	308

Income before income taxes	18,744	16,993
Income tax expense	7,520	199

Net income	$11,224	$16,794

Basic weighted-average shares outstanding	40,506,670	35,440,547
Diluted weighted-average shares outstanding	40,532,169	35,440,547
Basic net income per share	$0.28	$0.47
Diluted net income per share	0.28	0.47

Vera Bradley, Inc.

Supplemental Information - Consolidated Statements of Income

Reconciliation of GAAP to Non-GAAP Financial Measures

Thirteen Weeks Ended May 1, 2010

($ in thousands, except per share amounts)

(unaudited)

	GAAP	Tax and Share- Count Adjustments	Adjusted

Income before income taxes	$16,993		$16,993
Income tax expense*	199	6,598	6,797

Net income	$16,794		$10,196

Basic weighted-average shares outstanding**	35,440,547	5,066,123	40,506,670
Diluted weighted-average shares outstanding**	35,440,547	5,091,622	40,532,169
Basic net income per share	$0.47		$0.25
Diluted net income per share	0.47		0.25

*	Adjusted income tax expense assumes a combined federal, state, and local effective tax rate of 40%.
**	Adjusted weighted-average shares outstanding for the thirteen weeks ended May 1, 2010, equal GAAP weighted-average shares outstanding for the thirteen weeks ended April 30, 2011.

Vera Bradley, Inc.

Consolidated Statements of Cash Flows

($ in thousands)

(unaudited)

	Thirteen Weeks Ended
	April 30, 2011	May 1, 2010
Cash flows from operating activities
Net income	$11,224	$16,794
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of property, plant, and equipment	2,110	2,043
Provision for doubtful accounts	41	149
Stock-based compensation	220	—
Deferred income taxes	(133)	—
Changes in assets and liabilities:
Accounts receivable	(1,208)	(6,775)
Inventories	(5,196)	(6,224)
Other assets	(109)	1,703
Accounts payable	(74)	564
Accrued and other liabilities	(8,886)	(4,570)

Net cash provided by (used in) operating activities	(2,011)	3,684

Cash flows from investing activities
Purchases of property, plant, and equipment	(2,680)	(2,100)

Net cash used in investing activities	(2,680)	(2,100)

Cash flows from financing activities
Payments on financial-institution debt	(10,000)	(14,550)
Borrowings on financial-institution debt	5,000	19,300
Payments on vendor-financed debt	(20)	(5)
Change in bank overdraft	—	1,813
Payments of distributions	—	(13,301)
Other	76	—

Net cash used in financing activities	(4,944)	(6,743)

Decrease in cash and cash equivalents	(9,635)	(5,159)
Cash and cash equivalents, beginning of period	13,953	6,509

Cash and cash equivalents, end of period	$4,318	$1,350